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                                                                    EXHIBIT 21.0

                           SUBSIDIARIES OF REGISTRANT

-        2 Quaker Road Corp., a New York Corporation

-        265 Livingston Street Corp., a New Jersey Corporation

-        Barrcip Inc., a Delaware Corporation

-        Barr Pharmaceuticals, Inc., a New York Corporation

-        Beta Merger Sub I, Inc., a Delaware Corporation

-        BRL, Inc. d/b/a Barr Research, a Delaware Corporation